As filed with the Securities and Exchange Commission on November 9, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYBASE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-2951005 (I.R.S. Employer Identification No.)
One Sybase Drive
Dublin, California 94568
(Address, Including Zip Code, of Principal Executive Offices)

MOBILE 365, INC. 2004 EQUITY INCENTIVE PLAN
INPHOMATCH, INC. 2000 EQUITY INCENTIVE PLAN
MOBILEWAY, INC. 2000 STOCK OPTION PLAN
(Full Title of the Plans)

Daniel R. Carl
Vice President, General Counsel and Secretary
SYBASE, INC.
One Sybase Drive
Dublin, California 94568
(925) 236-5000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.001 par value per share, issuable under the Mobile 365, Inc. 2004 Equity Incentive Plan	874,628(1) Shares	$24.375 (2)	$21,319,058 (2)	$2,282	(2)
Common Stock, $0.001 par value per share, issuable under the InphoMatch, Inc. 2000 Equity Incentive Plan	13,181(1) Shares	$24.375 (2)	$321,287 (2)	$35	(2)
Common Stock, $0.001 par value per share, issuable under the MobileWay, Inc. 2000 Stock Option Plan	24,011(1) Shares	$24.375 (2)	$585,269 (2)	$63	(2)

(1)	This Registration Statement covers, in addition to the number of shares of Sybase, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Mobile 365, Inc. 2004 Equity Incentive Plan (the “Mobile 365 Plan”), the InphoMatch, Inc. 2000 Equity Incentive Plan (the “InphoMatch Plan”) and the MobileWay, Inc. 2000 Stock Option Plan (the “MobileWay Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. This Registration Statement also includes associated preferred share purchase rights under the Preferred Share Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer and Trust Co., as amended.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on November 6, 2006, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE
     On September 5, 2006, the Company and its wholly-owned subsidiary Monaco Acquisition Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mobile 365, Inc. and John Backus (as shareholder representative) pursuant to which the Company agreed to acquire all of the outstanding capital stock of Mobile 365, Inc. Under the terms of the Merger Agreement, the Company agreed that each outstanding unvested option to purchase Mobile 365, Inc. capital stock issued pursuant to the Mobile 365 Plan, the InphoMatch Plan and the MobileWay Plan would be assumed by the Company as an option to purchase shares of the Company’s Common Stock. The transaction contemplated by the Merger Agreement was completed on November 8, 2006.
     The Company is filing this Registration Statement in connection with the assumption of such Mobile 365, Inc. options by the Company.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Commission on March 15, 2006 (Commission File No. 1-16493);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, filed with the Commission on May 10, 2006 (Commission File No. 1-16493);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Commission on August 9, 2006 (Commission File No. 1-16493);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 9, 2006, February 3, 2006, and September 8, 2006 (Commission File No. 1-16493);

(e)	The description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 0-19395), as amended, as declared effective by the Commission on August 13, 1991;

(f)	The description of the Company’s Preferred Share Purchase Plan and Series A Participating Preferred Stock filed as Exhibits 1, 2 and 3 to the Company’s Form 8-A/A filed with the Commission on November 14, 1996.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Dan Cohen. Mr. Cohen is the Company’s Corporate Counsel and is compensated by the Company as an employee.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article TENTH of the Registrant’s Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for the indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant has entered into agreements with its officers and directors that require the Registrant to indemnify its officers and directors to the maximum extent allowed under Delaware law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 8, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on November 9, 2006.

SYBASE, INC.

By:	/s/ Daniel Carl

Daniel Carl
Vice President, General Counsel and Secretary
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints John S. Chen, Pieter Van der Vorst and Daniel Carl, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Chen John S. Chen	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	November 9, 2006

/s/ Pieter Van Der Vorst Pieter Van der Vorst	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2006

/s/ Jeffrey G. Ross Jeffrey G. Ross	Vice President and Corporate Controller (Principal Accounting Officer)	November 9, 2006

/s/ Richard C. Alberding Richard C. Alberding	Director	November 9, 2006

/s/ Cecilia Claudio Cecilia Claudio	Director	November 9, 2006

/s/ L. William Krause L. William Krause	Director	November 9, 2006

/s/ Alan B. Salisbury Alan B. Salisbury	Director	November 9, 2006

/s/ Jack E. Sum Jack E. Sum	Director	November 9, 2006

/s/ Robert P. Wayman Robert P. Wayman	Director	November 9, 2006

/s/ Linda K. Yates Linda K. Yates	Director	November 9, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Mobile 365, Inc. 2004 Equity Incentive Plan.

4.2	InphoMatch, Inc. 2000 Equity Incentive Plan.

4.3	MobileWay, Inc. 2000 Stock Option Plan.

5.	Opinion of Company Counsel (opinion re: legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).